Exhibit 99.1

MIMEDX RECEIVES NASDAQ DELISTING NOTIFICATION

Company Remains Focused on Delivering Operational and Clinical Success

Shares Will Continue to Trade Publicly on the “Over the Counter Market”

Marietta, Georgia, November 7, 2018 — MiMedx Group, Inc. (NASDAQ: MDXG), a leading developer and marketer of regenerative and therapeutic biologics, today announced that it has received notification from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, as a result of the interim progress report submitted by the Company on October 31, 2018, the Nasdaq Hearings Panel (the “Panel”) has reconsidered the Company’s request for continued listing of the Company’s common stock on The Nasdaq Capital Market and has determined that Nasdaq will suspend trading in the Company’s stock effective at the open of business on Thursday, November 8, 2018.

The notification indicates that Nasdaq will effect the delisting by filing a Form 25 Notification of Delisting with the Securities and Exchange Commission (“SEC”) after the applicable Nasdaq appeal and review periods have expired. The Company does not intend to appeal the delisting determination.

“Our Board and management team remain focused on completing the internal investigation as well as the extensive accounting analysis necessary to regain current status with our SEC filings as soon as practicable,” said Charles R. Evans, Chairman of the Board. “We will continue to take the decisive actions we believe are necessary to ensure that the Company emerges in a strong position to deliver operational and clinical successes and fulfill our promise of improving the lives of patients and their families.”

As disclosed on September 20, 2018, the Panel granted the Company’s request for continued listing of its common stock on The Nasdaq Capital Market pursuant to an extension through February 25, 2019. The extension was granted subject to the condition that MiMedx regain compliance with its SEC reporting obligations and Nasdaq listing rules by February 25, 2019 and provide the Panel with certain interim progress reports. In its report submitted on October 31, 2018, the Company indicated that it has now determined that, for the restatement period, it must conduct an assessment of revenue recognition for all of the Company’s sales, which will prolong the amount of time it will take for the Company to prepare the restated financial statements. As a result, MiMedx no longer believes that it is likely that it will be able to regain compliance with SEC reporting obligations and Nasdaq listing rules by February 25, 2019.

In its report, the Company also indicated that the fact-finding stage of the Audit Committee’s investigation is substantially complete with respect to most areas, but some work remains on certain potential issues. The Audit Committee is working diligently with its advisors to complete the investigation expeditiously, and the Company is also working to prepare its financial statements for audit and regain compliance with its SEC reporting obligations and Nasdaq listing rules as soon as practicable.

Following the Nasdaq delisting, shares of the Company’s common stock will continue to trade publicly. Effective Thursday, November 8, 2018, the Company’s common stock will be eligible for quotation and trading on the “over the counter” market operated by the OTC Markets Group Inc. (the “OTC Market”). The Company’s trading symbol will remain MDXG. For stock price quotes or additional information on the OTC Market, please visit www.otcmarkets.com.

MiMedx does not expect the transition to the OTC Market to affect MiMedx’s business operations. The Company remains focused on executing its strategy to drive long-term business success and value creation.

Following the Nasdaq delisting, the Company’s common stock will continue to be registered with the SEC under the Exchange Act, and the Company will continue to file reports under the Exchange Act, which reports will be available on the SEC’s website, www.sec.gov.

This announcement is made in compliance with Nasdaq Listing Rule 5810(b), which requires prompt disclosure of receipt of a Staff delisting determination.

About MiMedx

MiMedx® is a leading biopharmaceutical company developing and marketing regenerative and therapeutic biologics utilizing human placental tissue allografts with patent-protected processes for multiple sectors of healthcare. The Company processes the human placental tissue utilizing its proprietary PURION® process methodology, among other processes, to produce allografts by employing aseptic processing techniques in addition to terminal sterilization. MiMedx has supplied over 1.3 million allografts to date. For additional information, please visit www.mimedx.com.

Safe Harbor Statement

This press release includes forward-looking statements including statements regarding expected trading in and registered status of the Company’s common stock following the Nasdaq delisting, future actions to ensure that the Company is positioned to deliver successes and fulfill its promise of improving the lives of patients and their families, the Company’s future compliance with SEC reporting requirements and the anticipated effect of the transition to the OTC Market on the Company’s business operations. Forward-looking statements may be identified by words such as “believe,” “expect,” “may,” “plan,” “potential,” “will,” “would” and similar expressions and are based on management’s current beliefs and expectations. Forward-looking statements are subject to risks and uncertainties, and the Company cautions investors against placing undue reliance on such statements.

Actual results may differ materially from those set forth in the forward-looking statements as a result of various factors, including, without limitation, uncertainties relating to the ability of the Company to resume compliance with SEC reporting obligations and Nasdaq listing rules. There can be no assurance that the Company will be able to relist its common stock on Nasdaq. For more detailed information on the risks and uncertainties that may apply to the Company’s business and the ownership of Company common stock, please review the Risk Factors section of the Company’s most recent annual report filed with the SEC. Any forward-looking statements speak only as of the date of this press release, and except as required by law, the Company assumes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

Robert P. Borchert

Vice President, Investor Relations

770-651-9383

rborchert@mimedx.com